Exhibit 99.2

POST APARTMENT HOMES, L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six Months		Year Ended December 31,
	Ended June 30,
	2004		2003		2002		2001		2000		1999
Earnings:
Income (loss) from continuing operations	$(1,594)		$(17,925)		$39,281		$80,190		$92,442		$94,134
Add:
Minority interest in consolidated property partnerships	(575)		(2,024)		(2,055)		(2,098)		(1,695)		511
Equity in income (loss) of unconsolidated entities	(422)		(7,791)		1,590		186		—		—
Distribution of income from investments in unconsolidiated entities	591		11,294		—		—		—		—
Fixed Charges	36,024		72,812		68,227		69,121		65,582		46,955
Deduct:
Capitalized interest	(500)		(3,555)		(13,223)		(22,124)		(25,426)		(21,417)
Minority interest in consolidated property partnerships not incurring fixed charges	643		2,024		1,525		1,552		1,122		(334)

Total Earnings (A)	34,167		54,835		95,345		126,827		132,025		119,849

Fixed Charges:
Interest expense	33,007		64,905		52,035		43,653		36,883		22,660
Amortization of deferred financing costs	2,208		3,801		2,327		1,978		1,636		1,496
Capitalized interest	500		3,555		13,223		22,124		25,426		21,417
Rentals %(1)	309		551		642		1,366		1,637		1,382

Total Fixed Charges (B)	36,024		72,812		68,227		69,121		65,582		46,955

Ratio of Earnings to Fixed Charges (A/B)	0.9	x(2)	0.8	x(2)	1.4	x	1.8	x	2.0	x	2.6	x

(1)	For the six months ended June 30, 2004 and year ended December 31, 2003, the interest factor of rental expense is calculated as one-third of rental expense. For years ended December 31, 2002 and prior, the interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. Post Apartment Homes, L.P. believes these represent appropriate interest factors.

(2)	For the six months ended June 30, 2004 and year ended December 31, 2003, earnings of Post Apartment Homes, L.P. were inadequate to cover fixed charges, by $1,857 for the six months ended June 30, 2004 and $17,977 for the year ended December 31, 2003.